AMENDMENT NO. 1 TO ACQUISITION AGREEMENT

This AMENDMENT NO. 1 to ACQUISITION AGREEMENT (this "Amendment") is entered into as of this 30th day of November, 2005, by and between STIFEL FINANCIAL CORP., a Delaware corporation ("Buyer"), and CITIGROUP INC., a Delaware corporation ("Seller").

RECITALS

WHEREAS, the Seller and Buyer are parties to an Acquisition Agreement, dated as of September 12, 2005 (the "Acquisition Agreement"), pursuant to which, inter alia, Buyer has agreed to acquire from Seller the Business;

WHEREAS, the Seller and Buyer desire to amend the Acquisition Agreement in certain respects, as set forth in this Amendment; and

WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in the Acquisition Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
CERTAIN AMENDMENTS

Section 1.1 Article I.

(a) Section 1.12. The definition of "Business" set forth in Section 1.12 of the Acquisition Agreement is hereby amended and restated in its entirety as follows:

""Business" means the capital markets business of Legg Mason, as described in subsection (b) of the definition of PC/CM Business in Annex A of the Transaction Agreement, but only to the extent conducted by LMUK and LMWW and their respective Subsidiaries, and in any event excluding Howard Weil, Incorporated and Howard Weil Financial Corporation and each of their respective Subsidiaries and the assets and liabilities thereof; provided, that, the Business shall not include that portion of the capital markets business of Legg Mason to the extent conducted by Orchard or LMMCC and any of their respective Subsidiaries; provided further, that Business shall not include the municipal finance and institutional municipal sales and trading segments or the retail fixed income and equity segments of the capital markets business of Legg Mason and its Subsidiaries."

(b) Section 1.39. The cross reference in the definition of "Direct Sale Agreement" contained in Section 1.39 of the Acquisition Agreement is hereby amended to read "Section 1.99."

(c) Section 1.50. The definition of "Escrow Agreement" contained in Section 1.50 of the Acquisition Agreement is hereby deleted in its entirety and the words "[INTENTIONALLY DELETED]" are inserted in place of the deleted text.

(d) Section 1.51. The definition of "Escrow Deposit" contained in Section 1.51 of the Acquisition Agreement is hereby deleted in its entirety and the words "[INTENTIONALLY DELETED]" are inserted in place of the deleted test.

(e) Section 1.89. The definition of "Net Book Value" contained in Section 1.89 of the Acquisition Agreement is hereby amended by inserting the following at the end thereof:

"; provided, that, in determining Net Book Value there shall be (i) excluded any asset related to the rights of Buyer to receive proceeds under the Warrant Agreement, and (ii) excluded any accrual for liabilities related to the Assumed Liabilities referred to in paragraph 2 of Schedule 1.11(d)."

(f) Section 1.99.

(i) The following is hereby added at the end of Section 1.99: "The Purchased Assets shall include a one-half ownership interest in and to the Cripps Model (as defined in Section 5.20(c)), subject to Sections 5.20(b) and 5.20(d). For the avoidance of doubt, the Parties also hereby acknowledge and agree that the Purchased Assets shall also include all municipal bond positions held in LMWW accounts numbered 140019,140020, 140032, 140440 and 140441 (the "Muni Securities"). The Parties hereby acknowledge and agree that, notwithstanding anything to the contrary contained in the Acquisition Agreement, any assets of LMWW arising under the Direct Sale Agreement, dated as of November 30,2005 (the "Direct Sale Agreement"), among Buyer, Legg Mason and Citi, shall not be included the Purchased Assets and shall be considered Excluded Assets.

(g) Section 1.102. The definition of "Related Agreements" contained in Section 1.102 of the Acquisition Agreement is hereby amended by deleting the text "the Escrow Agreement," therefrom.

Section 1.2 Section 2.2. Subsection (a) of Section 2.2 of the Acquisition Agreement is hereby amended and restated in its entirety as follows:

"(a) cash in an amount equal to the sum (such sum, the "Closing Payment") of (i) the Net Book Value plus (ii) Seven Million Dollars ($7,000,000) (the "Premium"); at Closing, Buyer shall pay the Closing Payment in cash, by wire transfer of immediately available funds, to an account designated by Seller in writing not less than two (2) Business Days prior to Closing; and"

Section 1.3 Section 2.3. The last sentence of Section 2.3 is hereby amended and restated in its entirety as follows:

"The Parties hereby acknowledge and agree that the transactions contemplated under this Agreement shall be consummated at 12:02 AM EST on the same date as the closing of the transactions under the Transaction Agreement, which time is immediately subsequent to the closing of the transactions under the Transaction Agreement."

Section 1.4 Section 2.5. Clause (i) of subsection (b) of Section 2.5 of the Acquisition Agreement is hereby amended to delete the text:

"Within 25 days following the receipt of the Final Closing Date Balance Sheet"

and inserting the following text in place thereof:

"Within 23 days following the receipt of the Final Closing Date Balance Sheet"

Section 1.5 Section 2.10. Section 2.10 of the Acquisition Agreement is hereby amended and restated in its entirety as follows:

"The assets and liabilities included in the Purchased Assets and Assumed Liabilities that are of the type reflected in the line items designated in the Illustrative Balance Sheet as "Broker to Broker Trade" or "B to B Trade," other than any equity securities but including the Muni Securities (the "Non- Equities Securities Portfolio Assets and Liabilities"), shall be acquired by Buyer from LMWW pursuant to the Direct Sale Agreement in broker to broker trades that are effected prior to the close of trading on the Business Day immediately preceding the Closing Date (such Business Day prior to the Closing Date is currently expected to be November 30,2005) in trades that are settled on a T+l or T+3 basis (but in no event prior to the Closing). If for any reason any of the securities included in the Non-Equities Securities Portfolio Assets and Liabilities are not so acquired by Buyer from LMWW, then (i) they shall be acquired at the respective values for such securities as are reflected on the books and records of LMWW as of the close of business on the Business Day immediately preceding the Closing Date in trades that are effected at or prior to the open of trading on the Closing Date (currently expected to be December 1,2005) and that are settled on a T+l or T+3 basis and (ii) the aggregate price paid by Buyer for the securities in such trades shall be increased to the extent that the aggregate value of such securities as reflected on the Final Closing Date Balance (which shall be the same values as reflected on the PC/CM Final Closing Date Balance Sheet (as defined in the Transaction Agreement)) is greater than the aggregate price at which such trades were effected on the Closing Date and decreased to the extent that the aggregate value of such securities as reflected on the Final Closing Date Balance Sheet (which shall be the same values as reflected on the PC/CM Final Closing Date Balance Sheet) is less than the aggregate price at which such trades were effected on the Closing Date, with any such increase or decrease to be paid by Buyer (in the case of an increase) or LMWW (in the case of a decrease) on the second Business Day after the Final Closing Date Balance Sheet is finalized in accordance with Section 2.5, together with interest accrued from the applicable original settlement date at the rate specified in Section 2.5. The Non-Equities Securities Portfolio Assets and Liabilities acquired by Buyer as described in this Section 2.10 shall be excluded from the computation of Estimated Net Book Value and Net Book Value. In furtherance of the foregoing, Buyer shall assume all of LMWW's short positions included in the Non-Equities Securities Portfolio Assets and Liabilities (or related to any equity securities included in the Purchased Assets) and shall satisfy such obligations by selling (on the same trading date that it acquire's LMWW's long positions in the Non-Equities Securities Portfolio Assets and Liabilities) securities sufficient to permit LMWW to close out and flatten such short positions. The provisions of Section 2.4(a)(ii) and 2.4(c) shall have no further force and effect."

Section 1.6 Section 5.5.

(a) Section 5.5 of the Acquisition Agreement is hereby amended by adding the following at the end of Section 5.5(a):

"Notwithstanding anything to the contrary herein, Buyer shall not be deemed in breach of Section 5.5(a) to the extent it has not made employment offers to any individuals who have been added to Schedule 1.29(a) pursuant to this Amendment. Promptly following Closing, Buyer shall make an offer of employment to such new CM Business Employee who has not otherwise received an employment offer and otherwise in accordance with Section 5.5(a), in each individual case subject to Buyer's reasonable review and concurrence that the employment terms and base pay of each such CM Business Employee is substantially consistent with other similarly situated CM Business Employees."

(b) Section 5.5 of the Acquisition Agreement is hereby amended by adding the following as new Section 5.5(i):

"(i) Not less than ten (10) Business Days prior to the proposed payment date of the Annual Bonuses and the Flip Bonuses (each as described in a summary provided to the Buyer on the date hereof (the "Bonus Summary")), which proposed payment date shall not be later than January 15,2006 (the "Bonus Payment Date"), Buyer will provide to Seller for its review and approval a schedule which contains (i) the proposed Bonus Payment Date, (ii) the amount of the Annual Bonuses and Flip Bonuses proposed by Buyer to be paid to each Buyer Employee to whom Buyer proposes paying an Annual Bonus and/or a Flip Bonus, together with a calculation of the FICA and Medicare Tax payments relating thereto, and (iii) the amount of each such Buyer Employee's pro rated annual bonus for the portion of the fiscal year ended March 31,2005 equal to the portion of the current fiscal year through the Closing Date. Buyer's determination of the amount of such Annual Bonuses and Flip Bonuses will be made in accordance with the parameters described in the Bonus Summary. If the Seller disagrees with the Buyer's determination of the aggregate amount of the Annual Bonuses and Flip Bonuses or the amount of any individual Annual Bonus or Flip Bonus proposed by Buyer to be paid by Buyer to any Buyer Employee, then the Seller shall notify the Buyer of the aggregate amount of the Annual Bonuses and Flip Bonuses and the amount of the Annual Bonus and Flip Bonus to be paid to each Buyer Employee, and the amount of such bonuses to be paid shall be as specified by Seller. On the Business Day immediately prior to the Bonus Payment Date, Seller will transfer to Buyer to an account previously designated to Seller by Buyer an amount in cash equal to the sum of (i) the aggregate amount of the Annual Bonuses, plus (ii) the aggregate amount of the Flip Bonuses; provided, that Seller will not be obligated to transfer to the Buyer the amount of the Annual Bonus or Flip Bonus with respect to any Buyer Employee who has not prior to such time executed and delivered to Seller a release in a form acceptable to the Seller in its sole discretion (a "Release"), which Seller may waive or modify as it determines; provided, further that Buyer shall have no liability to Seller if Buyer pays any Annual or Flip Bonus to any Buyer Employee if Seller has transferred to Buyer such amount, whether in error or otherwise prior to receiving a Release satisfactory to Seller. On the Bonus Payment Date, the Buyer shall pay to the Buyer Employees who have so executed and delivered to Seller a Release each such Buyer Employee's Annual Bonus and Flip Bonus as determined in accordance with this Section 5.5(i). Simultaneously with the transfer of funds described in the preceding sentence, Seller shall transfer an amount to Buyer equal to the sum of (I) the lesser of (i) 50% of the employer's portion of the FICA attributable to the payment of the Annual Bonuses and the Flip Bonuses funded by Seller and (ii) $650,000 plus (II) Medicare Tax attributable to the payment of the Flip Bonuses and the Annual Bonuses funded by Seller. Notwithstanding the foregoing, if the Seller has not on or prior to December 3, 2005 received a copy of the letter agreement attached hereto as Schedule 5.5(i) that has been executed by each of the parties thereto other than the Seller, then Seller shall be entitled to require that Buyer pay the Annual Bonuses and Flip Bonuses at such times as are specified in the Bonus Summary, and the other provisions of this Section 5.5(i) shall apply to such payment mutatis mutandis."

Section 1.7 Section 5.9. The provision contained in Section 5.9 of the Acquisition Agreement is hereby amended by inserting the following as subsection (c) thereof:

"(c) Buyer hereby acknowledges and agrees that it has received the financial statements referred to in Section 5.9(a) of the Acquisition Agreement and releases Seller of any further obligation with regard to such financial statements or Section 5.9 of the Acquisition Agreement."

Section 1.8 Section 5.19

(a) The provision contained in Section 5.19 of Acquisition Agreement is hereby amended by inserting the following at the end of Section 5.19(a):

"Notwithstanding the provisions of Section 5.19, the individuals identified on Schedule 5.19(a) will be permitted to become employees or consultants of Buyer or any of its Affiliate through no later than December 15,2005 without Buyer being obligated to acquire the Shares of Orchard and LMMCC. In the event such individuals continue as employees or consultants of Buyer or any of its Affiliate on December 16,2005, then, if Seller so elects, Buyer shall be obligated to acquire the Shares of Orchard and LMMCC at the net book value thereof as of immediately prior to the Closing under the Acquisition Agreement. In the event such individuals do not continue as employees or consultants of Buyer or any of its Affiliate after December 15,2005 and accordingly Buyer does not acquire the Shares of LMCC and Orchard, then Buyer shall certify to Seller on December 16,2005 that such individuals are not employees or consultants of Buyer or any of its Affiliate at such date and that Buyer has no current intention to hire or engage (or cause any of its Affiliates to hire or engage) as consultants such individuals subsequent to the Closing."

(b) The provision contained in Section 5.19 of the Acquisition Agreement is hereby amended by inserting the following as subsection (f) thereof:

"(f) Notwithstanding the foregoing provisions of this Section 5.19, the Buyer agrees that at the Closing it will acquire the Shares of LMUK. Except as provided in Section 5.19(a) of the Acquisition Agreement, Buyer shall not acquire the Shares of Orchard and LMMCC."

Section 1.9 Section 5.20. The provisions of Section 5.20 of the Acquisition Agreement are hereby deleted and replaced in their entirety by the following:

(a) Subject to Buyer's receipt of the payment(s) in Section 5.20(d) below, Buyer or its applicable Affiliate hereby grants to Seller and its Affiliates, during the Cripps Term, a non-exclusive, worldwide, irrevocable license to use the Cripps Model (as defined below) research and data (including real time access to research and data) created by or on behalf of Buyer and/or its Affiliates on or after the Closing Date. In addition, during the Cripps Term (as defined below), (i) Buyer agrees to promptly provide copies to Seller of all reports and data and all publications of reports or data generated by or on behalf of Buyer and/or its Affiliates through use of the Cripps Model (including any analysis thereof), and (ii) Buyer shall make available to Seller and its Affiliates reasonable access to Cripps (as defined below), and a reasonable portion of Cripps' time, upon reasonable notice, to engage in activities on behalf of Seller for up to ten (10) Business Days per year, including, without limitation, attending business functions, attending conferences, participating in conference calls, meeting with Seller's private client brokers, and being available for and timely responding to inquiries from brokers and other Seller personnel regarding the Cripps Model, its output, any discrepancies and interpretation of results. In addition, Cripps will be available to travel, at Seller's expense, subject to the ten (10) Business Day per year limitation set forth in the previous sentence.

(b) With respect to ownership of the Cripps Model, it is understood that Seller or its Affiliate, on the one hand, and Buyer, on the other, each shall have (x) an undivided joint ownership interest of and in all rights in and to the Cripps Model, without any royalty, payment, or accounting obligation to the other party, (y) the independent right to enforce its rights in its own name against any third parties (other than (i) Affiliates of the other party and (ii) licensees of the non-enforcing party who are licensees prior to the date of such enforcement), with the right to join the other party to such enforcement, to the extent required by law, at the sole expense of the enforcing party (including all fees and disbursements of counsel of the joined party), and (2) the right to create Modifications, enhancements, improvements and derivative works (collectively, "Modifications") of the Cripps Model, which Modifications shall be exclusively owned (without any license or other right to the other party) by the party making such Modifications; provided, however, that any Modifications made by Cripps or Buyer during the Cripps Term shall be licensed to Seller and its Affiliates on a non-exclusive, royalty-free, perpetual and irrevocable basis. All registrations or applications for registration of the Cripps Model (and/or any intellectual property rights therein, but not any Modifications) shall be in the names of both parties, but shall be made solely at the expense of the party requesting such registration or application. Each party may only use the Cripps Model solely for such party's Internal Business Purposes.

(c) As used in this Section 5.20: (x) "Cripps Model" means the Legg Mason/LMWW quantitative research products managed by Richard Cripps ("Cripps"), including all reports generated thereby and data used therein as of the Closing Date; (y) "Cripps Term" means the one (1) year term beginning on the Closing Date (the "Initial Cripps Term"), as well as up to two (2) one (1) year extensions at Seller's discretion (each, an "Extension Cripps Term"); and (2) "Internal Business Purposes" means the use by such party and its Affiliates for its own business and benefit and shall not include any right to grant any license, sublicense or other right to any third party; provided, however, that such party and its Affiliates can provide the output, data and information resulting from the use of the Cripps Model to their customers and clients. Buyer shall be responsible for obtaining any consents or rights necessary to provide the licenses and services set forth in this Section 5.20.

(d) Seller or an Affiliate shall, in connection with the exercise of its rights under Section 5.20(a), make payments to Buyer as follows: (i) with respect to the Initial Cripps Term, Seller or an Affiliate shall pay to Buyer an amount equal to Five Hundred Thousand Dollars ($500,000), which amount shall be paid at Closing, and (ii) with respect to each Extension Cripps Term, Seller or an Affiliate shall pay to Buyer an amount equal to Five Hundred Thousand Dollars ($500,000), which amount shall be payable quarterly, in arrears (i.e. $125,000 being payable at the end of each quarter during each Extension Cripps Term with respect to the prior three (3) month period); provided, that during an Extension Cripps Term Seller may deliver a written notice to Buyer that it no longer desires to exercise its rights under Section 5.20(a), and, upon the delivery of such notice, (x) Seller (or any Affiliate) shall only be required to pay to Buyer an amount equal to One Hundred Twenty Five Thousand Dollars ($125,000) with respect to the quarter in which such notice was delivered and (y) Seller (or any Affiliate) shall not be required to make any other payment to Buyer under this Section 5.20.

Section 1.10 Section 5.23. The following text is added as new Section 5.23 of the Acquisition Agreement:

"LMUK. Schedule 5.23 to this Agreement contains certain representations, warranties, covenants and agreements of Parties with regard to LMUK."

Section 1.11 Section 5.24. The following text is added as new Section 5.24 of the Acquisition Agreement:

"Warrant Agreement Obligations. For the avoidance of doubt, the Parties hereby acknowledge and agree that no accrual or other liability related to the obligation of LMWW to transfer to Buyer or any Buyer Employee any of the proceeds from the disposition of any of the warrants, units, shares of common stock and other securities listed on Schedule 1.139 shall be included as a liability in the computation of the Estimated Net Book Value or the Net Book Value."

Section 1.12 Section 5.25. The following text is added as new Section 5.25 of the Acquisition Agreement:

"Subject Assets. (a) As soon as practicable after the Closing Date, the Parties, each acting in good faith, shall review the equipment, furniture, fixtures, leasehold and tenant improvements and other fixed assets owned by LMWW that as of the Closing Date are located or used or intended to be located or used at an Assumed Lease property, a Subleased Property or the portion of the 100 Light Street facility to be occupied by Buyer (the "Subject Assets") and shall cooperate in good faith to allocate such assets into the following categories using the methodologies described below:

(i) All Subject Assets located at a property covered by an Assumed Lease shall constitute Purchased Assets.

(ii) All Subject Assets (other than leasehold improvements) located at a Subleased Property or the portion of the Light Street facility to be occupied by Buyer as of the Closing (A) the depreciation charges for which had been allocated 100% to the CM Business (or any segment or segments thereof) by Legg Mason prior to Closing or (B) that are identified as being used exclusively by the CM Business shall constitute Purchased Assets.

(iii) All Subject Assets (other than leasehold improvements) located at a Subleased Property or the portion of the Light Street facility that are used exclusively in the CM Business and primarily in the Business shall constitute Purchased Assets.

(iv) All leasehold improvements at a Subleased Property shall constitute "shared assets."

(v) Subject Assets located at a Subleased Property or the portion of the Light Street facility the depreciation charges for which had not been allocated 100% to the CM Business (or any segment or segments thereof) by Legg Mason prior to Closing and that have not been identified as being used exclusively by the CM Business shall constitute "shared assets."

(b) The Parties shall cooperate in good faith and share with each other all information in the possession of or that reasonably can be collected, developed or obtained by such Party and its Affiliates to enable the Parties to make the determinations herein described. To facilitate all of the foregoing, Buyer shall permit Seller and its representatives reasonable access to the Assumed Lease spaces, the Subleased Property or the portion of the 100 Light Street facility to be occupied by Buyer. Buyer shall pay to Seller or LMWW an amount representing the monthly depreciation costs related to the "shared assets", in arrears on a monthly basis, for the duration of the lease term for the related Subleased Property or 100 Light Street space, as applicable (with a "catch up" payment to be promptly made in respect of the period from the Closing Date to the date after the Closing that an asset first becomes classified as a "shared asset" or the other allocations described in this paragraph are first made). The depreciation costs related to the "shared assets" shall be determined by using reference to the historical allocations used by Legg Mason prior to the closing to allocate such costs between the CM Business, on the one hand, and other businesses of Legg Mason, on the other, unless a Party disputes the reasonableness of a determination made on such basis. Further, the Parties each acting reasonably shall as soon as practicable after the date hereof determine an allocation of such depreciation costs on a location-by-location basis. If any Subject Asset that was not reflected on the Estimated Closing Balance Sheet or Final Closing Balance Sheet as a Purchased Asset subsequently is determined to be a Purchased Asset the provisions of Section 5.10 (c) shall apply with respect to such asset.

(c) If the Parties are unable to agree on any of the matters described above, the matter shall be submitted by them to an Accountant selected in accordance with the procedures described in Section 2.5 for final and binding determination.

(d) If the Parties are not able to collect, develop or obtain sufficient information to enable them to make the determinations described in this Section 5.25, then each party acting reasonably shall agree on another methodology that most closely approximates the methodology described in this Section 5.25.

(e) To avoid duplication of payment, to the extent that the use of any of the Subject Assets is paid for by Buyer (including as part of the fixed rental rate) under the sublease for the Light Street space then such assets shall not constitute Purchased Assets or "shared assets" hereunder.

Section 1.13 Section 5.26. The following text is added as new Section 5.26.

"Other Matters.

(a) The receivable owed by the Madrid Consultant (as defined in Schedule 5.23) to LMUK in the amount of $58,000 shall be excluded from the computation of Net Book Value. If a Continuation Arrangement (as defined in Schedule 5.23) comes into existence or the receivable is collected, promptly thereafter Buyer shall pay to Seller the amount of such receivable.

(b) On Monday, December 7, 2005, Buyer shall cause LMUK to pay to LMWW cash in immediately available funds in an amount of, and in satisfaction in full of, the $2,030,001 payable owed as of the Closing Date by LMUK to LMWW. The receivable held by LMWW in respect of such payable and the cash received by LMWW from such payment shall constitute Excluded Assets."

Section 1.14 Section 6.4. The provision contained in subsection (k) of Section 6.4 of the Acquisition Agreement is hereby deleted in its entirety and the words "[INTENTIONALLY DELETED]" are inserted in place of the deleted text.

Section 1.15 Section 7.4.

(a) The provision contained in subsection (a) of Section 7.4 of the Acquisition Agreement is hereby amended by deleting the words "and the Escrow Deposit" therefrom.

(b) The provision contained in subsection (j) of Section 7.4 of the Acquisition Agreement is hereby deleted in its entirety and the words "[INTENTIONALLY DELETED]" are inserted in place of the deleted text.

Section 1.16 Section 8.2. The parties acknowledge and agree that the defined term "Buyer Indemnified Parties" shall be deemed to include, from and after the Closing, any Transferred Subsidiary(ies).

Section 1.17 Section 8.21b). Section 8.2(b) of the Acquisition Agreement is hereby amended and restated in its entirety as follows:

"(b) Losses resulting from or arising out of the failure by Seller to perform in any material respect any of its covenants or agreements contained in this Agreement;"

Section 1.18 Section 8.2(d)(iii). Clause (iii) of subsection (d) of Section 8.2 of the Acquisition Agreement is hereby amended and restated in its entirety as follows:

"(iii) the matters described in paragraph 2 of Schedule 5.23."

Section 1.19 Schedule 1.9.

(a) The following Items set forth in Schedule 1.9 to the Acquisition Agreement are hereby deleted in their entirety and shall not constitute Assumed Contracts:

(i) Item 18: Master Services Agreement and General Terms and Conditions between BondDesk Group LLC, BondDesk Trading LLC and Legg Mason dated as of November 3, 2004;

(ii) Item 23: Software Licensing Agreement between Facetime Communications, Inc. and LMWW dated as of September 26, 2002;

(iii) Transferred Subsidiary Contract Item 12: Subinvestment Management Agreement, between Legg Mason Limited and Brandywine Asset Management, LLC dated December 13, 2004;

(iv) Transferred Subsidiary Contract Item 13: Service Agreement between Legg Mason Limited and Legg Mason Capital Management, Inc;

(v) Transferred Subsidiary Contract Item 14: US Large Cap Investment Management Agreement among Legg Mason Limited, Legg Mason Capital Management, Inc. and Stichting Shell Pensioenfonds dated October 15, 2004; and

(vi) Transferred Subsidiary Contract Item 15: Investment Management Agreement between Legg Mason Limited and National Bank of Abu Dhabi dated December 13, 2004.

(b) The parties hereby acknowledge and agree to add the following Items to Schedule 1.9 to the Acquisition Agreement as Assumed Contracts:

(i) Item 50: SNL Datasource Master Subscription Agreement and Quotation for Services between LMWW and SNL Financial LC dated October 11, 2004;

(ii) Item 51: Capital IQ License Agreement between Capital IQ, Inc. and LMWW dated May 1,2004;

(iii) Item 52: Fixed Price Amendment between Legg Mason, Inc. and LexisNexis dated August 1, 2005;

(iv) Item 53: D&B Master Agreement and Order Form between LMWW and Dun & Bradstreet, Inc. dated November 1, 1995.

Section 1.20 Schedule 1.11 (d). Item 2 of Schedule 1 .l1 (d) of the Acquisition Agreement is hereby amended and restated in its entirety as follows:

"2. The obligation to make payments to specified CM Business Employees upon disposition of the warrants, units, shares of common stock and other securities set forth on Schedule 1.139 pursuant to the Warrant Agreement, provided that such obligations shall only constitute an Assumed Liability to the extent that funds are provided to Buyer by or on behalf of Seller sufficient to fully satisfy any such obligations (including without limitation the obligation, if any to withhold any Taxes from such payments) pursuant to the Warrant Agreement."

Section 1.21 Schedule 1.29(a). The contents of Schedule 1.29(a) of the Acquisition Agreement are hereby replaced in their entirety by the contents of revised Schedule 1.29(a) attached hereto.

Section 1.22 Schedule 1.139. The contents of Schedule 1.1 39(a) of the Acquisition Agreement are hereby replaced in their entirety by the contents of revised Schedule 1.139(a) attached hereto.

Section 1.23 Schedule 5.5(i). Annex A to this Amendment is hereby added as near Schedule 5.5(i) to the Acquisition Agreement.

Section 1.24 Schedule 5.23. Annex B to this Amendment is hereby added as new Schedule 5.23 to the Acquisition Agreement.

Section 1.25 Schedule 8.2(d)(iii). Schedule 8.2(d)(iii) of the Acquisition Agreement is hereby deleted in its entirety.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 No other Modification of Acquisition Agreement. Except as modified hereby, the Acquisition Agreement shall remain in full force and effect and the terms thereof are hereby ratified and confirmed.

Section 2.2 Other Provisions. The provisions of Sections 9.4 through 9.17 of the Acquisition Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank; signature page attached.]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed as of the date first above written.

"BUYER"

STIFEL FINANCIAL CORP.

By: /s/ Ronald J. Kruszewski

Name: Ronald J. Kruszewski

Title: Chairman and Chief Executive Officer

"SELLER"

CITIGROUP INC.

By: /s/ Anthony Lazzara

Name: Anthony Lazzara

Title: Managing Director, M&A Execution